Exhibit 99.1

OPNET Announces Results for Second Quarter of Fiscal 2006

Record revenue of $18.3 million

Earnings per share of $0.02

BETHESDA, MD – October 31, 2005 —OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that quarterly revenue for the second fiscal quarter, ended September 30, 2005, were a record $18.3 million, compared to $14.2 million for the same quarter in the prior fiscal year. Earnings per share for the second quarter of fiscal 2006 were $0.02 on a diluted basis, compared to $0.02 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are very pleased to report record quarterly revenue for Q2 of 2006. Our record quarterly revenue resulted from a 14.5% sequential increase in license revenue, record revenue from software license updates and technical support and record revenue from professional services. In Q2, our operating margin improved by $1.2 million from the quarter ending June 30, 2005. Our improved operating margin during Q2 was primarily due to an increase in new license revenue of approximately $960 thousand and an increase in gross margins on professional services of approximately $760 thousand, which were partially offset by $1.1 million in legal expenses related to the lawsuit filed by Compuware Corporation in September of 2004. While achieving record quarterly revenue, we maintained stable revenue visibility with our deferred revenue of $15.3 million as of September 30, 2005.”

Financial Highlights for the Second Quarter of Fiscal Year 2006

•	Grew revenue year over year 28.5% to a record $18.3 million from $14.2 million for the same quarter of fiscal 2005. Revenue for the quarter grew sequentially 10.8% from $16.5 million for the first quarter of fiscal 2006.

•	Grew license revenue year over year 32.1% to $7.6 million from $5.7 million for the same quarter of fiscal 2005. License revenue for the quarter grew sequentially 14.5% from $6.6 million for the first quarter of fiscal 2006.

•	Improved our gross margin sequentially to 76.9% during the second quarter of fiscal 2006 from 74.1%

•	Improved our operating margin sequentially to $21 thousand during the second quarter of fiscal 2006 from negative $1.2 million

Third Quarter Fiscal Year 2006 Financial Outlook

OPNET currently expects fiscal third quarter revenue to be between $17.7 and $18.7 million and earnings per share to be between negative $0.02 and positive $0.01. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will also hold an investor conference call on Monday, October 31, 2005 at 5:00pm Eastern Time to discuss the overall results of Q2.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•	Use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 172565. The replay will be available from 7:00 pm Eastern Time October 31st through 11:59 pm Eastern Time November 7th.

•	The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Revenues:
New software licenses	$7,584	$5,739	$14,210	$13,785
Software license updates and technical support	5,951	4,963	11,724	9,619
Professional services	4,729	3,512	8,807	7,597

Total revenues	18,264	14,214	34,741	31,001

Cost of revenues:
New software licenses	182	182	362	376
Software license updates and technical support	673	586	1,293	1,137
Professional services	3,170	2,255	6,444	4,761
Amortization of acquired technology	192	134	383	268

Total cost of revenues	4,217	3,157	8,482	6,542

Gross profit	14,047	11,057	26,259	24,459

Operating expenses:
Research and development	4,677	3,661	9,188	7,056
Sales and marketing	6,258	5,251	12,176	10,701
General and administrative	3,091	1,687	6,041	3,390

Total operating expenses	14,026	10,599	27,405	21,147

Income (loss) from operations	21	458	(1,146)	3,312
Interest and other income, net	614	265	1,127	461

Income (loss) before provision for income taxes	635	723	(19)	3,773
(Benefit) Provision for income taxes	195	229	(5)	1,239

Net income (loss)	$440	$494	$(14)	$2,534

Basic net income per common share	$0.02	$0.02	$0.00	$0.13

Diluted net income per common share	$0.02	$0.02	$0.00	$0.12

Basic weighted average common shares outstanding	20,311	20,135	20,336	20,019

Diluted weighted average common shares outstanding	20,552	20,639	20,336	20,745

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30, 2005	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$59,412	$38,171
Marketable securities	20,373	44,014
Accounts receivable, net	13,377	13,480
Unbilled accounts receivable	3,019	2,341
Deferred income taxes, prepaid expenses and other current assets	3,133	3,729

Total current assets	99,314	101,735

Property and equipment, net	6,060	6,227
Intangible assets, net	896	1,279
Goodwill	14,639	14,639
Deferred income taxes and other assets	1,263	1,306

Total assets	$122,172	$125,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$154	$828
Accrued liabilities	6,344	6,874
Deferred and accrued income taxes	171	380
Deferred revenue	14,452	14,824

Total current liabilities	21,121	22,906

Notes payable	150	150
Deferred rent	1,129	1,107
Deferred revenue	805	1,058

Total liabilities	23,205	25,221

Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock	26	26
Additional paid-in capital	79,715	79,421
Deferred compensation	(1)	(15)
Retained earnings	24,699	24,713
Accumulated other comprehensive loss	(278)	(80)
Treasury stock, at cost	(5,194)	(4,100)

Total stockholders’ equity	98,967	99,965

Total liabilities and stockholders’ equity	$122,172	$125,186